UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

GLOBALSTAR, INC.
(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed

EXPLANATORY NOTE:

On June 30, 2017, the Special Committee of the Board of Directors of Globalstar, Inc. ("Globalstar") authorized the issuance of 17,837,838 shares of Globalstar common stock (the "Common Stock") to Thermo Funding II LLC ("Thermo Funding") for a $33 million purchase price. As required by the rules of the New York Stock Exchange American ("NYSE American"), Globalstar listed the Common Stock on the NYSE American.  Under Delaware General Corporation Law and Globalstar’s articles of incorporation and bylaws no authorization or approval, other than as provided by the Special Committee, was necessary for the issuance of the Common Stock.  Globalstar incorrectly considered that the listing of the Common Stock on the NYSE American required shareholder approval, and Thermo Funding, as the majority shareholder of Globalstar, approved the issuance of the Common Stock.  Following consultations with the NYSE American, Globalstar has concluded that no shareholder approval was necessary in connection with the issuance or listing of the Common Stock on the NYSE American.  As a result, there was no action taken by shareholders of Globalstar without a meeting for which notification and distribution of an Information Statement to shareholders was required pursuant to Rule 14c-2 or Schedule 14C of the Exchange Act.  Consequently, Globalstar is withdrawing the Preliminary Information Statement on Schedule 14C filed on September 19, 2017.

For more information regarding the issuance of Common Stock, see Globalstar’s Current Report on Form 8-K dated July 7, 2017.

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